CONSENT OF EV-VOLUMES We hereby consent to references to our firm, our Global Plug-in Passenger Cars and Light Commercial Vehicles Forecast published in August 2021 (the “Forecast”), as the Forecast may be amended and supplemented from time to time, and all information derived from the Reports that is contained in the annual report on Form 10-K of Livent Corporation for the year ended December 31, 2021. Date: February 2, 2022 EV-VOLUMES By: Name: Viktor Irle Title: Market Analyst Exhibit 23.4